Exhibit 99.1

Oculus Innovative Sciences Announces Fiscal Second Quarter 2008 Quarterly Results
and Clinical Update

Highlights

•	60 patients enrolled in U.S. Phase II Microcyn® trial

•	Microcyn Technology data presented at the 47th Interscience

Conference on Antimicrobial Agents and Chemotherapy (ICAAC)

•	Sinopharm of China continues Microcyn clinical trials and patient enrollment to support SFDA approval.

•	$10.1 million private placement of common stock completed

PETALUMA, Calif. (November 12, 2007) – Oculus Innovative Sciences, Inc. (NASDAQ: OCLS) today announced quarterly results for its fiscal second quarter of 2008, ended September 30, 2007.

Hoji Alimi, chairman and CEO, stated, “The company has enrolled 60 patients in its Phase II Microcyn trial. We are on target to complete patient enrollment in the current quarter followed by release of preliminary top line data in Q1 08. Our quarterly financials continue to reflect our strategic direction, which is to invest in U.S. clinical trials. We believe this investment is the highest value-creating opportunity for the company and long term will provide the greatest return to investors. To accomplish this we have allocated our financial and management resources to focus on clinical trials while reducing our sales and marketing efforts outside the United States. We continue to rely on partners to grow our international markets, including China and India.”

The Company has enrolled and randomized 60 patients in its ongoing, open-label Phase II clinical trial evaluating its Microcyn® Technology (OIS — 1080) in the treatment of mildly infected foot ulcers. The trial is designed to show only that topical Microcyn has sufficiently similar cure and improvement rates to oral levofloxacin, thereby providing rationale for larger Phase III trials designed to demonstrate statistically significant safety and efficacy to achieve an NDA marketing approval.

The trial is evaluating three different treatment arms: 1) topical Microcyn alone 2) topical Microcyn in combination with oral levofloxacin; and 3) oral levofloxacin plus topical saline. Each patient will receive 10 days of treatment with a 14-day follow-up. Designed into the trial are three assessment time points: day 3, day 10, and day 24. This design allows for various options to analyze the data which will provide important information for the design of our Phase III trial. As previously disclosed, the Company expects to complete enrollment of the Phase II trial by calendar year end 2007 and to provide results in the first calendar quarter of 2008.

“The most recent quarter was highlighted by our enrollment of 60 patients in the study, the completion of a $10.1 million private placement of common stock, and the presentation of five scientific studies on OIS 1080 at ICAAC,” continued Mr. Alimi. “We look forward to completing our Phase II trial in the very near future.”

Fiscal Second Quarter 2008 Results

Revenues for the fiscal second quarter of 2008 were $977,000, a 22% decrease from $1.3 million in the fiscal second quarter of 2007. Our service revenues for the quarter were $307,000, up 43% from $214,000 in the second fiscal quarter last year. In the fiscal second quarter of 2008, net sales of Microcyn were $670,000, 33% lower than $1.0 million in the fiscal second quarter of 2007. Gross product margins in the fiscal second quarter of 2008 were 40%, compared to 48% in the year-ago period, caused primarily by lower product revenues.

Operating expenses for the fiscal second quarter of 2008 were $6.0 million, up 20% from $5.0 million in the year-ago period. This increase was primarily attributed to a $1.2 million increase in clinical development costs related to the ongoing Phase II trial in patients with mildly infected diabetic foot ulcers, as well as preparation for the two Phase III pivotal trials. The increase in research and development costs was partially offset by lower selling, general and administrative expenses mostly due to cost reductions in Mexico and Europe. Operating expenses in Europe and Mexico decreased $919,000 or 47%, compared to the same quarter last year, reflecting our strategy to reduce international costs and to focus our resources on the clinical trials in the US. These declines in international operating expenses were partially offset by higher selling, general and administrative costs associated with being a public company.

Net loss for the fiscal second quarter of 2008 was $5.5 million, or $0.44 per common share, basic and diluted, compared to a net loss of $4.5 million, or $1.06 per common share, basic and diluted, in the fiscal second quarter of 2007. For the fiscal second quarter of 2008, net loss included $300,000 of non-cash stock-based compensation expenses, compared to $146,000 in the fiscal second quarter of 2007.

Cash and cash equivalents at September 30, 2007, was $14.9 million, compared to cash and cash equivalents, and restricted cash at June 30, 2007, of $14.9 million. During the second fiscal quarter of 2007, the Company raised $10.1 million in a private placement of common stock with net proceeds of $9.1 million and repaid $4.7 million of debt, substantially reducing the outstanding debt balance to $2.9 million.

Fiscal Second Quarter 2008 Corporate Highlights and Business Outlook:

•	Oculus Innovative Sciences announced that posters on the following five studies assessing the anti-infective nature of Microcyn Technology were presented at the 47th Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC) held in Chicago the week of September 17th, 2007:

•	Super-Oxidized Solution (SOS) Therapy for Diabetic Foot Ulcers

•	Effects of pH Neutral, Super-Oxidized Solution on Human Dermal Fibroblasts In Vitro

•	The Anti-Viral Efficacy of a New Super-Oxidized Solution

•	The Anti-Bacterial Efficacy of a New Super-Oxidized Solution

Activity of a pH Neutral Super-Oxidized Solution Against Bacteria Selected for Sodium Hypochlorite Resistance Bacteria Selected for Sodium Hypochlorite Resistance

Oculus Innovative Sciences also held a prospective investigators meeting at ICAAC, which included a review of the ongoing Phase II clinical study.

•	Sinopharm of China continued Microcyn clinical trials and patient enrollment to support SFDA approval.

•	Oculus Innovative Sciences strengthened its cash position by closing a private placement of common stock and warrants for gross proceeds of $10.1 million. Rodman & Renshaw, LLC (OTCBB: EFSV) acted as the exclusive placement agent for the financing.

•	U.S. District Federal Court declared intellectual property “enforceable.”

Conference Call
Oculus management will host an investment community conference call and webcast to discuss these topics on November 12, 2007, at 11:30 a.m. ET (8:30 a.m. PT). A live broadcast over the Internet will be available at http://ir.oculusis.com/events.cfm and will be archived for one year. To listen over the phone, please call 1-877-407-4018 (domestic/toll-free) or 1-201-689-8471 (international). A telephone replay will be available for 30 days after the call at 1-877-660-6853 (domestic/toll-free), or 1-201-612-7415 (international). Please enter account number 3055 and conference identification number 261781.

Oculus Innovative Sciences, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three months ended		Six months ended
	September 30,		September 30,
	2007	2006	2007	2006
REVENUE
Product	$670	$1,038	$1,302	$1,942
Service	307	214	541	388

Total revenues	977	1,252	1,843	2,330

COST OF REVENUES
Product	403	539	779	1,043
Service	287	221	528	422

Total cost of revenues	690	760	1,307	1,465

Gross profit	287	492	536	865

OPERATING EXPENSES
Research and development	2,283	828	4,490	1,595
Selling, general and administrative	3,683	4,221	7,141	7,867

Total operating expenses	5,966	5,049	11,631	9,462

Loss from operations	(5,679)	(4,557)	(11,095)	(8,597)
Interest expense	(306)	(222)	(645)	(261)
Interest income	200	42	406	100
Other income (expense), net	243	368	774	92

Net loss	(5,542)	(4,369)	(10,560)	(8,666)
Preferred stock dividends	—	(121)	—	(242)

Net loss available to common stockholders	$(5,542)	$(4,490)	$(10,560)	$(8,908)

Net loss per common share: basic and diluted	$(0.44)	$(1.06)	$(0.86)	$(2.11)

Weighted-average number of shares used in per common share calculations: Basic and diluted	12,574	4,223	12,209	4,221

About Oculus
Oculus Innovative Sciences is a biopharmaceutical company that develops, manufactures and markets a family of products based upon the Microcyn Technology platform, which is intended to help prevent and treat infections in chronic and acute wounds. The Microcyn Technology platform is a controlled slow-release solution containing active chlorine and other gases resulting in a biocompatible technology to treat a wide range of pathogens, including antibiotic-resistant strains of bacteria, viruses, fungi and spores. The technology has demonstrated significant wound healing in chronic and acute wounds. It has been commercialized outside of the U.S. for the treatment of infected wounds. It is currently under evaluation for the treatment of mildly infected diabetic ulcers in the U.S.

Oculus’ principal operations are in Petaluma, California, and it conducts operations in Europe, Latin America and Japan through its wholly owned subsidiaries, Oculus Innovative Sciences Netherlands B.V., Oculus Technologies of Mexico, S.A. de C.V. and Oculus Japan K.K. Oculus’ website is www.oculusis.com.

Forward-Looking Statements

Except for historical information herein, some matters set forth in this press release are forward-looking within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements about our ability to replicate the results of the test in clinical trials, if at all, or for such trials or other tests to establish the conclusions suggested by the results of the test. These forward-looking statements are identified by the use of words such as “believe,” “will receive,” “evaluating,” “expects,” “to provide,” “completing,” and “designed,” among others. These forward-looking statements are based on Oculus Innovative Sciences, Inc.’s current expectations. Investors are cautioned that such forward-looking statements in this press release are subject to certain risks and uncertainties inherent in the Company’s business including risks inherent in the development and commercialization of potential products, the risk that scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, risks that revenues will not reach expected levels, the Company’s future capital needs, and its ability to obtain additional funding and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission including the quarterly report on Form 10-Q for the quarter ended June 30, 2007 and Form 10-K for the fiscal year ended March 31, 2007. Oculus Innovative Sciences disclaims any obligation to update these forward-looking statements.

Oculus and Microcyn are trademarks or registered trademarks of Oculus Innovative Sciences, Inc. All other trademarks and services marks are the property of their respective owners.
Contact:
Oculus Innovative Sciences, Inc.
Dan McFadden
Director of Public and Investor Relations
(425) 753-2105
dmcfadden@oculusis.com

The Ruth Group
Sara Ephraim (investors)
(646) 536-7002
sephraim@theruthgroup.com

Jason Rando / Janine McCargo (media)
(646) 536-7025 / 7033
jrando@theruthgroup.com
jmccargo@theruthgroup.com